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                                                                    Exhibit 23.2



The Board of Directors
Halter Marine Group, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-3 of Halter Marine Group, Inc. of our report dated November 22, 1996, except as to Note 9, which is as of May 16, 1997, with respect to the consolidated balance sheets of Texas Drydock, Inc. and subsidiary as of September 30, 1996 and 1995, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the period then ended, which report appears in the Form 8-K/A of Halter Marine Group, Inc. dated October 21, 1997.

                                                  /s/ KPMG Peat Marwick LLP

New Orleans, Louisiana
October 31, 1997